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                                                                     EXHIBIT 2.5

                               GUARANTY AGREEMENT

         This GUARANTY AGREEMENT, dated as of this 19th day of October, 2001 (this "AGREEMENT"), is made by GenCorp Inc., an Ohio corporation (the "GUARANTOR"), for the benefit of Northrop Grumman Systems Corporation, a Delaware corporation (the "PURCHASER").

                                    RECITALS:

         A. The Purchaser and Aerojet-General Corporation, an Ohio corporation (the "SELLER"), have as of this date entered into (i) an Asset Purchase Agreement (the "ASSET PURCHASE AGREEMENT"), and (ii) an Environmental Agreement (together, the "GUARANTEED AGREEMENTS").

         B. The Guarantor deems it to be in the direct pecuniary and business interests of the Guarantor that the Purchaser enter into the Guaranteed Agreements with the Seller and desires to enter into this Agreement in order to induce the Purchaser to enter into each of the Guaranteed Agreements.

         C. Capitalized terms not otherwise defined herein shall have the meanings given to them in, or by reference in, the Asset Purchase Agreement.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby guarantees, promises and undertakes as follows:

         1. GUARANTY. The Guarantor unconditionally, absolutely and irrevocably guarantees the timely payment and performance of each of Seller's obligations arising out of and under the Guaranteed Agreements (such obligations, the "GUARANTEED OBLIGATIONS"). The Guarantor's guaranty made hereby is a guaranty of timely payment and performance of the Guaranteed Obligations and not merely of collectability or enforceability of such obligations.

         2. REMEDIES AND RIGHTS OF THE PURCHASER. The Guarantor agrees that if and to the extent that the Seller either (a) fails to satisfy any of the Guaranteed Obligations and fails to remedy such failure within thirty (30) days after receiving written notice from the Purchaser of such failure, or (b) is subject to a pending petition for relief under Chapter 6 or Chapter 11 of Title 11 of the United States Code, the Guarantor will be directly responsible for the full extent of any unsatisfied Guaranteed Obligations. This Agreement is an unconditional, absolute, present and continuing guaranty of payment and performance, and will remain in full force and effect without regard to, and the obligations of the Guarantor hereunder shall not be impaired, affected or released by, any of the following: (i) any modification, supplement, extension or amendment of any of the Guaranteed Obligations or the Guaranteed Agreements;
(ii) any extension, indulgence or other action in respect thereto or therefor;
(iii) any failure or delay by the Purchaser or the Seller in exercising any right or power under any of the Guaranteed Agreements; (iv) any invalidity or unenforceability in any respect of, or any irregularity or other defect in any of, the Guaranteed Agreements or the Guaranteed Obligations; (v) any exercise or



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nonexercise of any right, remedy, power or privilege in respect of this
Agreement or any of the Guaranteed Obligations; (vi) any transfer of the assets of the Purchaser to, or any consolidation or merger of the Purchaser with or into, any other entity; (vii) any voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, receivership, insolvency, bankruptcy, reorganization or similar proceeding affecting the Seller or any of its assets; or (viii) any allegation or contest of the validity of this Agreement. The Guarantor acknowledges that the rights and remedies herein provided are not exclusive of any other rights or remedies that the Purchaser may otherwise have at law or in equity, and shall not prejudice the Purchaser's right to assert any other claim under the Guaranteed Agreements. The Guarantor hereby waives any defense to its obligations hereunder that might arise as a result of any of the foregoing, and hereby waives the effect of any fact, circumstance or event of any nature whatsoever that would exonerate or give rise to a defense to, the obligation of a surety or guarantor. Notwithstanding the foregoing, the Purchaser shall have exhausted its remedies against the Seller as provided in the Guaranteed Agreements prior to exercising its rights against Guarantor under this Agreement.

         3. DURATION OF AGREEMENT. This Agreement will continue in full force and effect and the obligations of the Guarantor hereunder will not be discharged until the date on which the Guaranteed Obligations are fully performed, satisfied and discharged or until the Seller's liability to the Purchaser under the Guaranteed Agreements shall have been completely performed, satisfied and discharged, whichever occurs first. The Guaranteed Obligations will not be considered fully performed, satisfied and discharged (a) unless and until all obligations of the Seller to the Purchaser pursuant to the Guaranteed Agreements have been fully and completely performed, satisfied and discharged, or (b) to the extent any claim by the Purchaser against the Seller remains outstanding.

         4. CORPORATION EXISTENCE AND POWER. The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

         5. CORPORATE AUTHORIZATION AND EXECUTION. The execution, delivery and performance by the Guarantor of this Agreement are within the corporate powers of the Guarantor and have been duly authorized by all necessary corporate action on the part of the Guarantor. This Agreement constitutes a valid and binding agreement of the Guarantor enforceable in accordance with its terms, except as
(a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         6. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance of the Guarantor of this Agreement require no approval, consent, waiver, authorization or other action by or in respect of, or filing, registration or recording with, any governmental body, agency or official, except for any such approval, consent, waiver, authorization, or other action or filing, registration or recordings as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Guarantor and its subsidiaries, taken as a whole, or on the obligations of the Guarantor under this Agreement.


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         7. NON-CONTRAVENTION. The execution, delivery and performance by the
Guarantor of this Agreement do not and will not (a) violate the articles of incorporation or code of regulations of the Guarantor, (b) violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Guarantor or (c) require any approval, consent, waiver, authorization, or other action by, or filing, registration or recording with, any Person under, constitute a breach or default under, or give rise to any material obligation of the Guarantor under any agreement or other instrument binding upon the Guarantor, except to the extent that any such approval, consent, waiver, authorization or other action, default, obligation or modification would not, individually or in the aggregate, have a Material Adverse Effect on the Guarantor and its subsidiaries, taken as a whole.

         8. LITIGATION. There is no action, suit or proceeding pending against, or to the knowledge of the Guarantor, threatened against or affecting, the Guarantor before any court or arbitrator or any governmental body, agency or official, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Guarantor and its subsidiaries, taken as a whole.

         9. NO ASSIGNMENT. The rights and obligations of the Guarantor or the Purchaser hereunder may not be assigned without the prior written consent of the other party. Any purported assignment in violation of this section shall be null and void. All representations, warranties, covenants, agreements and acknowledgments in this Agreement made by and on behalf of the Guarantor or the Purchaser shall bind and inure to the benefit of their respective successors and permitted assigns.

         10. INTEGRATION; MODIFICATION; WAIVER. This Agreement and the Guaranteed Agreements constitute the entire agreement between the Guarantor and the Purchaser with respect to the subject matter hereof and supersede all prior understandings between them. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Guarantor and acknowledged and accepted in writing by the Purchaser or its permitted assign. No waiver of any of the provisions of this Agreement will be deemed to be or shall constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

         11. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights or remedies upon any Person other than the Purchaser and its successors and permitted assigns.

         12. GOVERNING LAW. This Agreement will be governed in all respects by the laws of the State of New York without regard to conflicts of law principles.

                         [SIGNATURES ON FOLLOWING PAGE]




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                  IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by an authorized officer as of the date first above written.

                                         GENCORP INC.



                                         By:      /s/ Yasmin R. Seyal
                                                  ----------------------------
                                                  Name: Yasmin R. Seyal
                                                  Title: Treasurer


Acknowledged and accepted as of the date hereof.

NORTHROP GRUMMAN SYSTEMS CORPORATION



By:      /s/ John H. Mullan
         -----------------------------------
         Name: John H. Mullan
         Title: Corporate Vice President and Secretary







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